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                                   EXHIBIT 11

                         Consent of Price Waterhouse LLP



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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated November 10, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Report to Shareholders of GE Funds which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PRICE WATERHOUSE LLP
Boston, Massachusetts
January 26, 1996